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                                             ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


Contact:     Thorsten Frauenpreiss
             Gunther Braun
             Rofin-Sinar
             734-455-5400
             - or -
             011-49-40-733-63-256


ROFIN-SINAR REPORTS RESULTS FOR THIRD QUARTER FISCAL 2005


Plymouth, MI / Hamburg, Germany, August 8, 2005 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its fiscal third quarter and nine months ended June 30, 2005.


FINANCIAL HIGHLIGHTS
(in thousands, except per share data)


                     Three months ended             Nine months ended
                    6/30/05   6/30/04  % Change    6/30/05    6/30/04 % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $ 89,528  $ 82,067   +   9 %   $276,253  $229,073  +  21 %
Net income          $  8,407  $  7,385   +  14 %   $ 25,663  $ 18,236  +  41 %
Earnings per share
  "Diluted" basis   $   0.54  $   0.48             $   1.65  $   1.35



The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 15.6 million and 15.4 million for the fiscal quarters ending June 30, 2005 and 2004, and 15.5 million and 13.5 million for the nine month periods ending June 30, 2005 and 2004.


"We are proud to deliver another strong set of results. We were able to compensate for the anticipated slowdown in our macro business from the machine tool and automotive industry with a favorable increase in our micro business", commented Gunther Braun, CEO of RSTI. "In addition, we continue to benefit from our acquisition strategy, with PRC and Lee Laser contributing positively to the group's success."









FINANCIAL REVIEW

Third Quarter

For the third quarter ended June 30, 2005, net sales totaled $89.5 million, 9% above the comparable period in 2004. The weakening of the US-dollar, mainly against the Euro, contributed to this increase by $1.9 million in the third quarter. Gross profit amounted to 41% of net sales compared to 40% in the third quarter of fiscal 2004. Net income amounted to $8.4 million, or 9% of net sales, compared to $7.4 million, or 9% of net sales, in the same period last year. Diluted earnings per share equaled $0.54 for the quarter based upon
15.6 million weighted average common shares outstanding, compared to diluted earnings per share of $0.48 based upon 15.4 million weighted average common shares outstanding for the same period last fiscal year.

SG&A increased by $0.8 million to $15.2 million, representing 17% of net sales. In addition, the amortization expense in the third quarter of fiscal 2005 increased by $0.8 million over the comparable period last year to $1.3 million (2% of net sales) due to the intangibles acquired with PRC and Lee Laser. Net R&D expenses decreased by $0.1 million to $5.6 million, representing 6% of net sales.

Net sales of laser products for macro applications increased by 2% to $43.2 million, compared to the third quarter 2004, while net sales of lasers for marking and micro applications increased by 16% to $46.3 million.


Nine Months

For the nine months ended June 30, 2005, net sales totaled $276.3 million, an increase of 21% over the comparable period in 2004, of which 23% is related to the weakening of the US-dollar, mainly against the Euro, 65% is related to our acquisitions of PRC and Lee Laser last year, and the remaining percentage is mainly due to the increase in our micro business. Gross profit for the nine month period was $110.3 million, $20.1 million higher than the comparable period in 2004. Net income for the nine month period ended June 30, 2005 totaled $25.7 million, with diluted earnings per share of $1.65 based upon the weighted average of 15.5 million common shares outstanding.

Net sales of lasers for macro applications increased by $25.5 million or 22% to $142.1 million and net sales of lasers for marking and micro applications increased by $21.6 million or 19% to $134.2 million in the comparable period.

Net sales in North America in the first nine months increased by 74% and totaled $81.8 million (2004: $47.1 million). In Europe/Asia, net sales showed an increase of 7% to $194.4 million (2004: $182.0 million).

Order entry for the third quarter was $90.1 million. This resulted in an order backlog on June 30, 2005 of $79.7 million.


OUTLOOK

"The macroeconomic conditions in the machine tool industry in Europe and the global automotive industry have not yet improved, but we believe that we will drive further growth in our macro business by increasing the sales volume of our higher powered CO2 Slab lasers. Our Micro business is expected to continue to be strong, while in the marking business we foresee a strengthening in demand from the semiconductor sector in the second half of this calendar year" commented Dr. Peter Wirth, Executive Chairman of the Board.



With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Singapore and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 20,000 laser units installed worldwide and serves more than 3,000 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Monday, August 8, 2005. This call is also being broadcast live over the internet in listen-only mode. For live webcasting, go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Yuhau Lin at 212-889-4350 or Mark Walter at +44(0) 207 614 2900)

         (Tables to follow)












































ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three Months            Nine Months
                                       Ended                   Ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                6/30/05      6/30/04    6/30/05      6/30/04
                               ----------  ----------  ----------  ----------
-Macro                         $  43,196   $  42,218   $ 142,111   $ 116,581
-Micro                            46,332      39,849     134,142     112,492
                               ----------  ----------  ----------  ----------
Net sales                         89,528      82,067     276,253     229,073
Cost of goods sold                53,018      48,900     165,979     138,886
                               ----------  ----------  ----------  ----------
    Gross profit                  36,510      33,167     110,274      90,187
Selling, general, and
    administrative expenses       15,203      14,440      48,844      42,599
Intangibles amortization           1,250         496       4,091       1,460
Research and development expenses  5,613       5,726      17,099      15,908
                               ----------  ----------  ----------  ----------
    Income from operations        14,444      12,505      40,240      30,220
Other expense (income)             1,137         494         238         662
                               ----------  ----------  ----------  ----------
    Income before income taxes
      and minority interest       13,307      12,011      40,002      29,558
Income tax expense                 4,734       4,338      13,964      10,493
                               ----------  ----------  ----------  ----------
    Income before minority
        interest                   8,573       7,673      26,038      19,065
Minority interest                    166         288         375         829
                               ----------  ----------  ----------  ----------
    Net income                  $  8,407    $  7,385    $ 25,663    $ 18,236
                               ==========  ==========  ==========  ==========
Net income per common share
  * "diluted" basis             $   0.54    $   0.48    $   1.65    $   1.35

* The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 15.6 million and 15.4 million for the fiscal quarters ending June 30, 2005 and 2004, and 15.5 million and 13.5 million for the nine month periods ending June 30, 2005 and 2004.



















ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

                                                       At            At
                                                     6/30/05       9/30/04
                                                   -----------   -----------
ASSETS
  Cash and cash equivalents                         $ 111,509     $ 100,266
  Trade accounts receivable, net                       66,193        80,314
  Inventories net                                     109,042       106,420
  Other current assets                                 13,376        10,633
                                                   -----------     ---------
    Total current assets                              300,120       297,633

  Net property and equipment                           34,536        34,128
  Other non-current assets                             77,864        82,045
                                                   -----------     ---------
    Total non-current assets                          112,400       116,173
                                                   -----------     ---------
    Total assets                                    $ 412,520     $ 413,806
                                                   ===========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                   $  18,434     $  49,819
  Accounts payable, trade                              16,192        17,306
  Other current liabilities                            56,127        66,968
                                                   -----------     ---------
    Total current liabilities                          90,753       134,093

  Long-term debt                                       22,730         4,983
  Other non-current liabilities                        16,061        17,346
                                                   -----------     ---------
    Total liabilities                                 129,544       156,422

    Net stockholders' equity                          282,976       257,384
                                                   -----------     ---------
    Total liabilities and stockholders' equity      $ 412,520     $ 413,806
                                                   ===========    ==========


The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act. Certain information in this press release that relates to future plans, events or performance, including statements such as increasing the sales volume of our higher powered CO2 Slab lasers, and strengthening in demand from the semiconductor sector for the second half of this calendar year is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and Nd:YAG lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.

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